UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

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COMMUNITY BANKERS TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32590 (Commission File Number)	20-2652949 (IRS Employer Identification No.)

4235 Innslake Drive, Suite 200 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 19, 2013, Essex Bank (the “Bank”), a wholly owned subsidiary of Community Bankers Trust Corporation (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) with Community & Southern Bank (“CSB”) relating to the sale of the Bank’s Georgia franchise. The Agreement provides for the sale of the Bank’s four Georgia branch offices and their fixtures and furnishings and the transfer of deposits associated with those offices ($192.3 million at July 31, 2013) to CSB. CSB will pay the Bank $5.2 million for such offices, fixtures and furnishings and an amount equal to 1.33% of the deposits to be transferred. The Bank will not sell to CSB any loans, other than overdraft protection loans associated with the deposits to be transferred.

The Agreement includes customary representations, warranties and covenants and customary indemnification, non-competition, non-solicitation and termination provisions. The transaction is expected to close in the fourth quarter of 2013, subject to regulatory approval and other customary closing conditions. The deposit premium of 1.33% is subject to good faith renegotiation in the event that the amount of deposits to be transferred decreases to less than $182.3 million at the time of the closing of the transaction.

A copy of the Agreement is filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 1.01.

The Company issued a press release announcing the Agreement on August 19, 2013. The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated August 19, 2013, between Community & Southern Bank and Essex Bank

99.1	Press release issued August 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION
(Registrant)

Date: August 23, 2013	By:	/s/ John M. Oakey, III
John M. Oakey, III
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated August 19, 2013, between Community & Southern Bank and Essex Bank

99.1	Press release issued August 19, 2013